EXHIBI 23.1

JIMMY C.H. CHEUNG & CO. Certified Public Accountants

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

TO THE BOARD OF DIRECTORS OF
NETWORK CN INC.

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 26, 2009 on the consolidated financial statements of Network CN Inc. and all of its subsidiaries and variable interest entities, relating to our audit of the consolidated financial statements included in the Annual Report on Form 10-K of Network CN Inc. and all of its subsidiaries and variable interest entities for the year ended December 31, 2008.

/s/Jimmy C.H. Cheung & Co.
JIMMY C.H. CHEUNG & CO.
Certified Public Accountants

Hong Kong

Date: July 30, 2010

1607 Dominion Centre, 43 Queen’s Road East, Wanchai, Hong Kong
Telephone: (852) 25295500   Fax:  (852) 21277660
Email: jimmy.cheung@jchcheungco.hk
Website: http://www.jchcheungco.hk